Exhibit 99.1

Press Release	Contacts
	Media:	Miles Russell +44 203 124 7446 Email: miles.russell@willis.com
	Investors:	Peter Poillon +1 212 915 8084 Email: peter.poillon@willis.com

Willis Reports Results of Annual General Meeting of Shareholders

New York, July 23, 2013 – Willis Group Holdings plc (NYSE: WSH), the global risk advisor, insurance and reinsurance broker, held its Annual General Meeting of Shareholders in Dublin, Ireland today.

At the meeting, shareholders:

•

Elected Dominic Casserley, Anna C. Catalano, Sir Roy Gardner, Sir Jeremy Hanley, Robyn S. Kravit, Wendy E. Lane, Francisco Luzón, James F. McCann, Jaymin Patel, Douglas B. Roberts, Michael. J. Somers and Jeffrey W. Ubben to the Board of Directors. They will serve until the next Annual General Meeting of Shareholders or until their respective successors are elected or appointed;

•

Ratified the reappointment of Deloitte LLP as the Company’s independent auditors until the close of the next Annual General Meeting of Shareholders and authorized the Board of Directors, acting through the Audit Committee, to fix the auditors’ remuneration; and

•	Approved on an advisory (non-binding) basis the executive compensation of the Company’s named executive officers.

About Willis

Willis Group Holdings plc is a leading global risk advisor, insurance and reinsurance broker. With roots dating to 1828, Willis operates today on every continent with more than 17,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our Website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.

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